Exhibit 99.1

          MUELLER INDUSTRIES, INC. REPORTS RECORD THIRD QUARTER RESULTS

    MEMPHIS, Tenn., Oct. 24 /PRNewswire-FirstCall/ --

    Quarterly and Year-to-Date Earnings

    Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), today announced the Company's results for the third quarter of 2006. Net income for the third quarter was $51.6 million, or $1.38 per diluted share, which compares with income from continuing operations of $21.0 million, or 57 cents per diluted share, for the third quarter of fiscal 2005. Net sales for the three months ended September 30, 2006 were $636.0 million, compared with net sales of $434.1 million for the third quarter of 2005. This increase in net sales is primarily due to the increased cost of copper, the Company's principal raw material, which is generally passed through to customers by changes in selling prices.

    During the third quarter of 2006, the Company recorded additional state income tax benefits, the majority of which relate to certain state income tax credit carryforwards that were previously unrecognized. The total benefit related to these matters was $10.4 million, or 28 cents per diluted share, and resulted in reducing the overall effective tax rate to 11.3 percent for the third quarter of 2006.

    Year-to-date, the Company earned $143.7 million, or $3.86 per diluted share, on net sales of $1.97 billion. This compares with net income from continuing operations of $53.4 million, or $1.44 per diluted share, on net sales of $1.25 billion for the same period of 2005.

    Financial and Operating Highlights

    Regarding the third quarter of 2006, Mr. Karp said:

     - "The COMEX average price of copper was $3.54 per pound in the third quarter of 2006, which compares with $1.70 per pound in the third quarter of 2005.

     -  "Mueller ended the quarter with $170.5 million in cash.

     - "Our current ratio remains excellent at 2.7 to 1 and our working capital is $513.6 million.

     - "Our Plumbing & Refrigeration segment posted operating earnings of $56.9 million on net sales of $426.3 million which compares with operating earnings of $31.0 million on net sales of $322.5 million in the third quarter of 2005. Unit volumes in our core product lines, particularly copper tube, were down substantially compared with the preceding quarter and the third quarter of 2005. The impact of these volume decreases on net sales was offset by rising copper prices. Overall, operating results remained strong despite lower volumes and margin pressures on our Trading Group.

     - "Our OEM segment posted operating earnings of $9.9 million during the third quarter of 2006 on net sales of $218.4 million, which compared with operating earnings of $5.7 million on net sales of $114.3 million for the same period in 2005. Included in the OEM segment is our Chinese joint venture which reported total operating income of $1.8 million. The OEM segment also was impacted by lower unit volumes.

     - "Capital expenditures during the first nine months of 2006 totaled $33.0 million of which $15.8 million relates to our Chinese joint venture. We expect to invest between $40 and $45 million for capital expenditures during 2006."

    Business Outlook

    Mr. Karp said, "The housing market is in the midst of a much anticipated 'correction'. Housing starts for the third quarter of 2006 were 18.7 percent less than for the same quarter last year. Also, the inventory of new unsold homes has risen to a 6.6 months supply. The downturn in housing is likely to continue into next year, but may be moderated by prevailing low mortgage rates and positive demographic factors. The non-residential construction market continues to strengthen and the home improvement sector has shown steady growth.

    "Mueller will continue to react to changing market conditions which present opportunities as well as challenges."

    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes, office buildings, factories, hotels, hospitals, etc.

    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

                            MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                         For the Quarter Ended      For the Nine Months Ended
                                      --------------------------    --------------------------
                                       Sept. 30,       Oct. 1,       Sept. 30,       Oct. 1,
                                         2006           2005           2006           2005
                                      -----------    -----------    -----------    -----------
                                              (Unaudited)                   (Unaudited)
Net sales                             $   635,998    $   434,130    $ 1,966,700    $ 1,246,299
Cost of goods sold                        528,946        360,514      1,623,053      1,040,201

Gross profit                              107,052         73,616        343,647        206,098

Depreciation and amortization              10,462         10,082         31,033         30,571
Selling, general, and
 administrative expense                    34,787         33,297        109,435         92,788

Operating income                           61,803         30,237        203,179         82,739

Interest expense                           (5,085)        (4,794)       (15,161)       (14,730)
Other income, net                           1,452          5,421          3,398         10,188

Income from continuing operations
 before income taxes                       58,170         30,864        191,416         78,197

Income tax expense                         (6,591)        (9,848)       (47,722)       (24,790)

Income from continuing operations          51,579         21,016        143,694         53,407

Income from discontinued operations,
 net of income taxes                            -          3,324              -          3,324

Net income                            $    51,579    $    24,340    $   143,694    $    56,731

Earnings per share:
Weighted average shares for basic
 earnings per share                        36,976         36,625         36,853         36,576
Effect of dilutive stock options              379            495            396            536

Adjusted weighted average shares
 for diluted earnings per share            37,355         37,120         37,249         37,112

Basic earnings per share:
     From continuing operations       $      1.39    $      0.57    $      3.90    $      1.46
     From discontinued operations               -           0.09              -           0.09

     Basic earnings per share         $      1.39    $      0.66    $      3.90    $      1.55

Diluted earnings per share:
     From continuing operations       $      1.38    $      0.57    $      3.86    $      1.44
     From discontinued operations               -           0.09              -           0.09

     Diluted earnings per share       $      1.38    $      0.66    $      3.86    $      1.53

Summary Segment Data:
Net sales:
  Plumbing & Refrigeration Segment    $   426,261    $   322,507    $ 1,364,360    $   918,839
  OEM Segment                             218,372        114,325        628,472        336,608
  Elimination of intersegment sales        (8,635)        (2,702)       (26,132)        (9,148)

Net sales                             $   635,998    $   434,130    $ 1,966,700    $ 1,246,299

Operating income:
  Plumbing & Refrigeration Segment    $    56,863    $    30,955    $   179,384    $    78,732
  OEM Segment                               9,862          5,700         42,326         19,540
  Unallocated expenses                     (4,922)        (6,418)       (18,531)       (15,533)

Operating income                      $    61,803    $    30,237    $   203,179    $    82,739

                            MUELLER INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                 September 30,     December 31,
                                                     2006             2005
                                                 -------------    -------------
                                                          (Unaudited)
ASSETS
Cash and cash equivalents                        $     170,463    $     129,685
Accounts receivable, net                               309,153          248,395
Inventories                                            298,140          196,987
Other current assets                                    43,294           36,919
    Total current assets                               821,050          611,986

Property, plant, and equipment, net                    315,649          307,046
Other assets                                           170,699          185,606

                                                 $   1,307,398    $   1,104,638

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt                $      33,255    $       4,120
Accounts payable                                       142,577          124,216
Other current liabilities                              131,569          123,056
    Total current liabilities                          307,401          251,392

Long-term debt                                         308,273          312,070
Pension and postretirement liabilities                  35,939           35,236
Environmental reserves                                   8,965            9,073
Deferred income taxes                                   44,662           63,944
Other noncurrent liabilities                             3,062            3,078

    Total liabilities                                  708,302          674,793

Minority interest in subsidiaries                       21,738            6,937

Stockholders' equity                                   577,358          422,908

                                                 $   1,307,398    $   1,104,638

                            MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                    For the Nine Months Ended
                                                 ------------------------------
                                                 September 30,      October 1,
                                                     2006              2005
                                                 -------------    -------------
                                                           (Unaudited)
Operating activities:
Net income from continuing operations            $     143,694    $      53,407
Reconciliation of net income from continuing
 operations to net cash provided by operating
 activities:
    Depreciation and amortization                       31,225           30,691
    Deferred income taxes                              (11,193)          (1,813)
    Minority interest in subsidiaries                    2,526                7
    Share-based compensation expense                     2,041                -
    Loss (gain) on disposal of properties                1,913           (3,713)
    Gain on sale of equity investment                   (1,876)               -
    Income tax benefit from exercise of
     stock options                                      (1,217)             529
    Equity in earnings of unconsolidated
     subsidiary                                           (964)          (4,005)
    Gain on early retirement of debt                       (97)               -
    Changes in assets and liabilities, net of
     business acquired:
       Receivables                                     (63,791)         (49,665)
       Inventories                                     (96,979)           8,703
       Current liabilities                              25,319           50,639
       Other, net                                       (5,557)          (1,629)

Net cash provided by operating activities               25,044           83,151

Investing activities:
Capital expenditures                                   (32,975)         (13,425)
Proceeds from sales of properties and
 equity investment                                      23,227           10,059
Business acquired, net of cash received                  3,632          (10,891)

Net cash used in investing activities                   (6,116)         (14,257)

Financing activities:
Issuance of debt by joint venture                       24,918                -
Dividends paid                                         (11,073)         (10,983)
Proceeds from the sale of treasury stock                 7,116            4,346
Repayments of long-term debt                            (1,922)          (4,355)
Proceeds from the issuance of debt                       1,902                -
Income tax benefit from exercise of
 stock options                                           1,217                -
Acquisition of treasury stock                             (570)            (168)

Net cash provided by (used in) financing
 activities                                             21,588          (11,160)

Effect of exchange rate changes on cash                    262             (495)

Net cash provided by operating activities of
 discontinued operations                                     -            3,324

Increase in cash and cash equivalents                   40,778           60,563
Cash and cash equivalents at the beginning of
 the period                                            129,685           47,449

Cash and cash equivalents at the end
 of the period                                   $     170,463    $     108,012

SOURCE  Mueller Industries, Inc.
    -0-                             10/24/2006
    /CONTACT:  Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208/